Highwater Ethanol Will Install Waterline
Highwater Ethanol, LLC started operations in August 2009, we produce approximately 57 - 59.5 million gallon of denatured ethanol per year. We also produce the following by - products from the 20 million bushels of regionally grown corn that we process each year, approximately 130,000 tons of DDGs, 39,000 tons of Modified Distillers Grains and 12.1 million pounds of corn oil.
Highwater Ethanol has approved a project to capture water from Southern Minnesota Construction Red Rock Quarry site located in Delton Township, Cottonwood County. Surface water is currently captured in the Red Rock Quarry and utilized by Quarry operations prior to being discharged into the Little Cottonwood River. Some type of water discharge has occurred from this Red Rock Quarry site since 1990 according to Minnesota DNR. Highwater Ethanol is not drilling any new wells, we are capturing the water that is currently being discharged into the Little Cottonwood River. In March 2015 Highwater Ethanol received approval from MN DNR for a surface water appropriation permit. Highwater Ethanol has received all Local, Regional, State permits as required by this project. The scheduled timeframe for work to be completed is May 1 - November 1, 2015.
Highwater Ethanol has reviewed the cost analysis of this project, and has found it to be cost effective. During our review process, we reviewed the cost of installing the pipeline, cost of operating the pipeline, cost of treating the water and other related items. Likewise the current water treatment operations were reviewed to ensure the appropriate operational steps are utilized, which ensure maximum efficiency. With the total review we found it feasible to move forward with the Quarry waterline.
Current water usage and water source, we currently utilize approximately 120 million gallons of water per year {mgpy}. Our main water source are two production wells, one located in Highwater Township, Cottonwood County, and the other is in Lamberton Township, Redwood County. These water sources continue to perform well, we also capture water from storm/snow melt run off and tile line water. In our original plan prior to Highwater Ethanol being built, we had always identified that we desired three water sources, this is our next step in fulfilling this water plan.
The Quarry waterline will effect landowners along our route during the construction of the waterline, once constructed the effect should be minimal. Construction of the waterline will be done via excavation of soil, the top soil will be stripped and put towards one side and the excavated soils will be put towards the other side, once the waterline is installed the soils will be put back in place with the top soil being placed on top.
Highwater Ethanol has contracted with DGR Engineering they have engineered the waterline, pumps and related items. DGR Engineering will provide oversight to the construction of this waterline. DGR Engineering has extensive experience on engineering rural waterlines throughout Minnesota, South Dakota and Iowa.
Highwater Ethanol mission statement is to successfully operate a bio-energy facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.